                                          NEWS RELEASE

FOR IMMEDIATE RELEASE
Berry Plastics Group, Inc. Reports Second Quarter Fiscal 2016 Results

EVANSVILLE, Ind. – May 10, 2016 – Berry Plastics Group, Inc. (NYSE:BERY) today reported results for its second fiscal 2016 quarter, referred to in the following as the March 2016 quarter.

Highlights
	Reported record net sales of $1,614 million for the March 2016 quarter compared to $1,224 million in the March 2015 quarter
	Recorded operating income of $165 million in the March 2016 quarter, an increase of 47% compared to the prior year quarter
	Posted record Operating EBITDA of $317 million (19.6 percent of net sales) in the March 2016 quarter compared to $210 million (17.2 percent of net sales) in the prior year quarter
	Generated $170 million of cash flow from operations in the March 2016 quarter compared to $112 million in the prior year quarter
	Increased adjusted free cash flow by over 26 percent to $90 million in the March 2016 quarter resulting in a total of $464 million for the four quarters ended
	Recorded net income per diluted share of $0.47 and adjusted net income per diluted share of $0.58, an increase of 38 percent compared to the prior year quarter
	Increased our fiscal year 2016 Operating EBITDA guidance to $1,190 million and reaffirmed our adjusted free cash flow guidance of $475 million

"During the quarter we achieved record net sales and operating EBITDA and continued our work integrating the Avintiv acquisition.  This quarter marked one of the best we have ever had.  Our results during the quarter were driven by improved volumes in many of our businesses, our initiatives to reduce material and overhead costs within operations, and a strong focus on execution of synergies. We continue to be very pleased with the Avintiv acquisition that has accelerated our growth while leading to new business opportunities with global consumer packaged goods companies," said Jon Rich, Chairman and CEO of Berry Plastics.

March 2016 Quarter Results
For the March 2016 quarter, the Company recorded net sales of $1,614 million compared to $1,224 million in the same prior year period. The year-over-year increase was primarily attributed to net sales from the acquisition of AVINTIV, Inc. ("Avintiv") along with a 1% increase in base volumes partially offset by a $90 million decline in selling prices due to the pass-through of lower raw material costs and a $16 million negative impact from foreign currency changes.  Net sales by reportable segment (reflecting our previously announced new operating segment structure) are presented in the following table.

	Quarterly Period Ended (Unaudited)
Net sales (in millions of dollars)	April 2, 2016	March 28, 2015	$ Change	% Change
Consumer Packaging	$687	$719	$(32)	(4)%
Health, Hygiene, & Specialties	568	133	435	327%
Engineered Materials	359	372	(13)	(3)%
Total net sales	$1,614	$1,224	$390	32%

For the March 2016 quarter, the Company had operating income of $165 million compared to $112 million in the same prior year quarter.  The 47 percent year-over-year increase was primarily attributed to the acquisition of Avintiv, a $30 million improvement in our product mix and price/cost spread including contributions from sourcing synergies, and $4 million from net productivity improvements in manufacturing.  These positive contributions were partially offset by a $16 million increase in depreciation and amortization expense primarily related to purchase accounting adjustments associated with the Avintiv acquisition, a $4 million increase in selling, general, and administrative expenses, and a $2 million negative impact from foreign currency changes.

March 2016 Fiscal Year-to-Date (FYTD) Results
For the March 2016 FYTD, the Company recorded net sales of $3,226 million compared to $2,444 million in the same prior fiscal year.  The year-over-year increase was primarily attributed to the acquisition of Avintiv and a 1% base volume improvement partially offset by a $207 million decline in selling prices due to the pass-through of lower raw material costs and $52 million negative impact from foreign currency changes. Net sales by reportable segment (reflecting our previously announced new operating segment structure) are presented in the following table.

	Two Quarterly Periods Ended (Unaudited)
Net sales (in millions of dollars)	April 2, 2016	March 28, 2015	$ Change	% Change
Consumer Packaging	$1,370	$1,432	$(62)	(4)%
Health, Hygiene, & Specialties	1,132	261	871	334%
Engineered Materials	724	751	(27)	(4)%
Total net sales	$3,226	$2,444	$782	32%

For the March 2016 FYTD, the Company had operating income of $251 million compared to $180 million in the same prior year quarter.  The 39 percent year-over-year increase was primarily attributed to the acquisition of Avintiv, a $62 million improvement in our product mix and price/cost spread including contributions from sourcing synergies, and $14 million from net productivity improvements in manufacturing.  These positive contributions were partially offset by a $36 million increase in depreciation and amortization expense primarily related to purchase accounting adjustments associated with the Avintiv acquisition, a $12 million increase in selling, general, and administrative expenses, a $6 million increase in costs related to non-cash legal reserve, a $5 million increase in business integration costs along with a $5 million negative impact from foreign currency changes.

Capital Structure and Adjusted Free Cash Flow
The ratio of net debt of $5,775 million to pro forma adjusted EBITDA of $1,212 million for the four quarters ended April 2, 2016 was 4.8, representing a 0.3 improvement (reduction) since the close of the Avintiv acquisition six months ago.  The Company's adjusted free cash flow for the March 2016 quarter was $90 million, an increase of over 26 percent, compared to $71 million in the prior year period.

(Unaudited)	April 2, 2016	September 26, 2015
(in millions of dollars)
Term loans	$4,272	$2,388
5½% second priority notes	500	500
5⅛% second priority notes	700	700
6% second priority notes	400	—
Debt discounts and deferred fees	(65)	(29)
Capital leases and other	180	126
Total debt	$5,987	$3,685
Less: cash and cash equivalents	(212)	(228)
Net debt (1)	$5,775	$3,457

(1) Increase primarily related to the purchase of Avintiv on October 1, 2015 for approximately $2.3 billion.

Outlook
"Given the strong start to our first half we are now increasing our operating EBITDA guidance for the 2016 fiscal year to $1,190 million.  The benefits we anticipated from the Avintiv acquisition are on track and exceeding initial estimates allowing us to increase our synergy target to $80 million.  Today, we are reaffirming our fiscal 2016 adjusted free cash flow guidance of $475 million.  The estimate includes cash flow from operating activities of $817 million less $285 million of net additions to property, plant, and equipment and the $57 million tax receivable agreement payment made in October 2015." stated Rich.

Investor Conference Call
The Company will host a conference call today, May 10, 2016, at 10 a.m. Eastern Time to discuss its second quarter fiscal 2016 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (703) 639-1173 (international), conference ID 1671370.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company's Investor page at www.berryplastics.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning May 10, 2016, at 1 p.m. Eastern Time, to May 17, 2016, by calling (888) 266-2081 (domestic), or (703) 925-2533 (international), access code 1671370.

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers, with pro forma net sales of $6.7 billion in fiscal 2015.  The Company's common stock is listed on the New York Stock Exchange under the ticker symbol BERY and its world headquarters is located in Evansville, Indiana.  For additional information, visit the Company's website at www.berryplastics.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income per share and adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered "forward looking" and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "would," "could," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" "outlook," or "looking forward," or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits of the acquisition of Avintiv, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations; (13) increased exposure to international risks as a result of the acquisition of Avintiv, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations and (14) the other factors discussed in the under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Plastics Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015

Net sales	$1,614	$1,224	$3,226	$2,444
Costs and expenses:
Cost of goods sold	1,269	997	2,589	2,034
Selling, general and administrative	138	89	292	174
Amortization of intangibles	35	23	71	48
Restructuring and impairment charges	7	3	23	8
Operating income	165	112	251	180

Other expense (income), net	(7)	1	(3)	—
Interest expense, net	74	52	149	105
Income before income taxes	98	59	105	75
Income tax expense	39	21	42	24
Net income	$59	$38	$63	$51

Net income per share:
Basic	$0.49	$0.32	$0.52	$0.43
Diluted	0.47	0.31	0.51	0.41

Outstanding weighted-average shares: (in millions)
Basic	120.5	119.0	120.3	118.7
Diluted	124.4	124.1	124.0	123.4

Berry Plastics Group, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
Consolidated net income	$59	$38	$63	$51
Currency translation	84	(20)	55	(34)
Interest rate hedges	(19)	(13)	(15)	(20)
Provision for income taxes related to other comprehensive income items	7	4	6	6
Comprehensive income	$131	$9	$109	$3

Berry Plastics Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	April 2, 2016	September 26, 2015
Assets:
Cash and cash equivalents	$212	$228
Accounts receivable, net	703	434
Inventories	702	522
Other current assets	95	199
Property, plant, and equipment, net	2,317	1,294
Goodwill, intangible assets, and other long-term assets	3,769	2,351
Total assets	$7,798	$5,028

Liabilities and stockholders' equity (deficit):
Current liabilities, excluding debt	$1,005	$668
Current and long-term debt	5,987	3,685
Other long-term liabilities	728	728
Redeemable non-controlling interest	12	12
Stockholders' equity (deficit)	66	(65)
Total liabilities and stockholders' equity (deficit)	$7,798	$5,028

Berry Plastics Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Two Quarterly Periods Ended
	April 2, 2016	March 28, 2015
Cash flows from operating activities:
Consolidated net income	$63	$51
Depreciation	199	128
Amortization of intangibles	71	48
Other non-cash items	46	38
Other assets and liabilities	1	(5)
Working capital	(19)	(48)
Net cash from operating activities	361	212

Cash flows from investing activities:
Additions to property, plant, and equipment	(173)	(79)
Proceeds from sale of assets	4	13
Acquisitions of businesses, net of cash acquired	(2,283)	—
Net cash from investing activities	(2,452)	(66)

Cash flows from financing activities:
Proceeds from long-term borrowings	2,490	—
Repayment of long-term borrowings	(267)	(125)
Proceeds from issuance of common stock	11	13
Debt financing costs	(37)	—
Payment of tax receivable agreement	(57)	(39)
Purchase of non-controlling interest	(66)	—
Net cash from financing activities	2,074	(151)
Effect of exchange rate changes on cash	1	(5)
Net change in cash and cash equivalents	(16)	(10)
Cash and cash equivalents at beginning of period	228	129
Cash and cash equivalents at end of period	$212	$119

Berry Plastics Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended			Two Quarterly Periods Ended
	April 2, 2016	March 28, 2015		April 2, 2016	March 28, 2015
Net sales:
Consumer Packaging	$687	$719		$1,370	$1,432
Health, Hygiene, & Specialties	568	133	(1)	1,132	261	(1)
Engineered Materials	359	372		724	751
Total net sales	$1,614	$1,224	(1)	$3,226	$2,444	(1)
Operating income:
Consumer Packaging	$67	$65		$110	$93
Health, Hygiene, & Specialties	53	10		58	17
Engineered Materials	45	37		83	70
Total operating income	$165	$112		$251	$180
Depreciation and amortization:
Consumer Packaging	$63	$56		$130	$118
Health, Hygiene, & Specialties	49	8		103	18
Engineered Materials	19	21		37	40
Total depreciation and amortization	$131	$85		$270	$176
Restructuring and impairment charges:
Consumer Packaging	$2	$3		$5	$8
Health, Hygiene, & Specialties	4	—		16	—
Engineered Materials	1	—		2	—
Total restructuring and impairment charges(3)	$7	$3		$23	$8
Business optimization costs (2) :
Consumer Packaging	$5	$7		$8	$21
Health, Hygiene, & Specialties	5	1		29	2
Engineered Materials	4	2		12	4
Total business optimization costs (3)	$14	$10		$49	$27
Operating EBITDA:
Consumer Packaging	$137	$131		$253	$240
Health, Hygiene, & Specialties	111	19	(4)	206	37	(4)
Engineered Materials	69	60		134	114
Total operating EBITDA	$317	$210	(4)	$593	$391	(4)

(1)
Acquisition sales for the quarter ended March 2015 was $487 million.  Pro forma net sales within the HH&S segment, including acquisition sales for the quarter ended March 28, 2015, would be $620 million and total pro forma net sales for the quarter ended March 28, 2015 would be $1,711 million.

(2)	Includes integration expenses, non-cash charges, and other business optimization costs.
(3)	Increase from prior year period is primarily related to the Avintiv acquisition.
(4)
Acquisition Operating EBITDA for the quarter ended March 2015 was $79 million.  Operating EBITDA, including acquisitions for the HH&S segment for the quarter ended March 28, 2015, would be $98 million and total operating EBITDA for the quarter ended March 28, 2015 would be $289 million.  Avintiv's operating EBITDA of $79 million includes $36 million of operating income, plus $30 million of depreciation and amortization, plus $10 million of other business optimization and restructuring costs.

Berry Plastics Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

			Four Quarters
	Quarterly Period Ended		Ended
	April 2, 2016	March 28, 2015	April 2, 2016

Net income	$59	$38	$98
Add: debt extinguishment	—	—	94
Add: other expense (income), net	(7)	1	(2)
Add: interest expense, net	74	52	235
Add: income tax expense	39	21	54
Operating income	$165	$112	$479

Add: non-cash amortization from 2006 private sale	8	8	32
Add: restructuring and impairment	7	3	28
Add: business optimization costs (1)	14	10	66
Adjusted operating income (4)	$194	$133	$605

Add: depreciation	96	62	330
Add: amortization of intangibles (2)	27	15	82
Operating EBITDA (4)	$317	$210	$1,017

Add: pro forma acquisitions (3)			144
Add: unrealized cost savings (3)			51
Adjusted EBITDA (4)			$1,212

Cash flow from operating activities	$170	$112	$786
Net additions to property, plant, and equipment	(80)	(41)	(265)
Payment of tax receivable agreement	—	—	(57)
Adjusted free cash flow (4)	$90	$71	$464

Net income per diluted share	$0.47	$0.31
Other expense (income) (net of tax)	(0.03)	—
Non-cash amortization from 2006 private sale (net of tax)	0.04	0.04
Restructuring and impairment (net of tax)	0.03	0.02
Business optimization costs (1) (net of tax)	0.07	0.05
Adjusted net income per diluted share (4)	$0.58	$0.42

(1) Includes integration expenses, non-cash charges, and other business optimization costs.

(2) Amortization excludes non-cash amortization from the 2006 private sale of $8 million for both the April 2, 2016 and March 28, 2015 quarters and $32 million for the four quarters ended April 2, 2016.

(3) Represents Adjusted EBITDA for Avintiv for the period of April 2015 to September 2015. Unrealized cost savings primarily represents unrealized cost savings related to the Avintiv acquisition.

(4) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP. These non-GAAP financial measures are among the indicators used by management to measure the performance of the Company's operations, and also among the criteria upon which performance-based compensation may be based.  Adjusted EBITDA also is used by our lenders for debt covenant compliance purposes. We use Adjusted Free Cash Flow as a measure of liquidity because it assists us in assessing our Company's ability to fund its growth through its generation of cash.  Our projected Adjusted Free Cash flow for fiscal 2016 assumes $817 million of cash flow from operations less $285 million of net additions to property, plant, and equipment and $57 million of payments under our tax receivable agreement.

Similar non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures. Because of these limitations, you should consider the non-GAAP financial measures alongside other performance measures and liquidity measures, including operating income, various cash flow metrics, net income and our other GAAP results.

Investor Contact:
Dustin Stilwell
812.306.2964
ir@berryplastics.com

Media Contact:
Eva Schmitz
812.306.2424
evaschmitz@berryplastics.com

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